UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)

                                MOVE, INC. (MOVE)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    62458M108
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                 (360) 604-8600

                                 With a copy to:

                               Henry Lesser, Esq.

                               DLA Piper LLP (US)
                             2000 University Avenue
                            East Palo Alto, CA 94303
                                 (650) 833-2000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 4, 2009
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

CUSIP No.  62458M108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        4,068,230 common shares (2.7%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    4,068,230
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 4,068,230; for all reporting persons as a group, 28,155,339 shares (18.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        17,716,570 common shares (11.6%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    17,716,570
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 17,716,570; for all reporting persons as a group, 28,155,339 shares (18.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Canadian Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,865,393 common shares (1.2%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,865,393
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 1,865,393; for all reporting persons as a group, 28,155,339 shares (18.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The DIII Offshore Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        4,505,146 common shares (2.9%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    4,505,146
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 4,505,146; for all reporting persons as a group, 28,155,339 shares (18.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Nierenberg Investment Management Company, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        28,155,339 common shares (18.4%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    28,155,339
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 28,155,339 shares; for all reporting persons as a group, 28,155,339 shares (18.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Nierenberg Investment Management Offshore, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        4,505,146 common shares (2.9%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    4,505,146
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 4,505,146; for all reporting persons as a group, 28,155,339 shares (18.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     David Nierenberg
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        28,155,339 common shares (18.4%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    28,155,339
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 28,155,339; for all reporting persons as a group, 28,155,339 shares (18.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No.8 to Schedule 13D (this "Amendment") amends the below-indicated Item from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons"), as previously amended (the "Schedule 13D"), by supplementing such Item with the information below:

Item 4.  Purpose of Transaction

         The Reporting Persons are calling upon MOVE to commit to an immediate and continuing substantial share repurchase program and to take other actions regarding its capital structure and investment in auction rate securities. This request was made in a letter dated May 4, 2009 which the Reporting Persons, through David Nierenberg, sent to MOVE Chairman of the Board Joe F. Hanauer and CEO Steve Berkowitz. The letter is attached to this filing and is incorporated by reference herein.

         The statements by the Reporting Persons in the above-referenced letter regarding their investment in MOVE represent solely their own analyses and judgments, based on publicly-available information and their own internal evaluation thereof. Those statements are not intended, and should not be relied on, as investment advice to any other investor or prospective investor. To the extent those statements reflect assessments of possible future developments, those assessments are forward-looking statements that are inherently subject to the uncertainties associated with all assessments of future events; actual developments may materially differ as a result of circumstances affecting MOVE and/or extrinsic factors such as developments in MOVE's industry and the economic environment. The Reporting Persons reserve the right to change their internal evaluation of this investment in the future, as well as to increase or decrease their investment depending on their evaluation, and to discuss MOVE and their investment in it with the directors and executive officers of MOVE and third parties, without further amending the Schedule 13D except as required by applicable rules.

Item 7.  Material to be filed as Exhibits

         Exhibit 1 to this Amendment is the letter referred to in response to
Item 4 of this Amendment.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

                                   D3 Family Fund, L.P., D3 Family Bulldog
                                   Fund, L.P., and D3 Family Canadian Fund, L.P.

                                   By: Nierenberg Investment Management
                                       Company, Inc.

                                   Its: General Partner

May 4, 2009                        By: /s/ David Nierenberg
---------------------                 ------------------------------------------
                                        David Nierenberg, President


                                   DIII Offshore Fund, L.P.

                                   By: Nierenberg Investment Management
                                        Offshore, Inc.

                                   Its: General Partner

May 4, 2009                        By: /s/ David Nierenberg
---------------------                 ------------------------------------------
                                        David Nierenberg, President


                                   Nierenberg Investment Management
                                     Company, Inc.

May 4, 2009                        By: /s/ David Nierenberg
---------------------                 ------------------------------------------
                                        David Nierenberg, President


                                   Nierenberg Investment Management
                                     Offshore, Inc.

May 4, 2009                        By: /s/ David Nierenberg
---------------------                 ------------------------------------------
                                        David Nierenberg, President

May 4, 2009                         /s/ David Nierenberg
---------------------               --------------------------------------------
                                        David Nierenberg